CTG Analyst Conference Call Transcript

Quarter 1, 2003, April 16, 2003

Hosted by James Boldt, President and CEO, CTG

Jim Boldt: Good morning, everyone. This is Jim Boldt. I want to thank you for joining us this morning for our 1st quarter 2003 earnings conference call. Joining me is our CFO, Greg Dearlove. Before we begin, I want to mention that the statements made in the course of this conference call that state the company's or management's intentions, hopes, beliefs, expectations and prediction in the future are forward-looking statements. It's important to note that the company's actual results could differ materially from those projected.

Additional information concerning factors that could cause the actual results to differ from those in the forward-looking statements is contained in our press releases and from time to time in the company's Securities and Exchange Commission filing. That out of the way, I would now like to discuss our quarterly results.

In the 1st quarter of 2003, CTG's revenues were 63.9 million. Net income was 130,000, and net income per diluted share was $.01. Revenues from IBM were 13.6 million in the 1st quarter of 2003, whereas it was 13.8 million in the 1st quarter of 2002. Revenues from our European operations were 9.7 million in the 2003 1st quarter compared to 9.2 million in last year's 1st quarter. In general, the 1st quarter was a little bit better than we had anticipated, and our results were toward the top end of our guide.

In the 1st quarter, we once again saw improved demand from our existing staffing business. This is the 4th quarter in a row that we have reported sequential increases in our staffing demand. In addition to our existing clients, our strategic staffing group, which serves large staffing clients in the United States, won two new Fortune 100 customers in the 1st quarter of the year. As a result of the increased demand from both new and existing customers, our strategic staffing groups once again had a 4% quarterly increase in billable head count in the 1st quarter of the year. That's in addition to the 4% increase in head count that they experienced in both the 3rd and 4th quarters of last year.

That means their head count has been growing at a compound annual growth rate of just under 17% for the last 3 quarters. As was mentioned in our last call, we have increased the number of our strategic staffing recruiters to deal with the increase in demand. Today, we have over a third more recruiters in strategic staffing than we had last summer. Even with this increase, we don't have enough recruiters in our strategic staffing group to adequately respond to the demand that we are currently experiencing, as well as the increase in demand that's been indicated by our customers for the next couple of quarters.

To meet the demand, we plan on increasing the number of our strategic staffing recruiters by 20% during the 2nd quarter of this year. By the end of the 2nd quarter, that'll bring the number of recruiters in our strategic staffing group to more than 50% above the number we had last August.

As to our solutions business, we really saw no change in the number of new development and integration projects in the 1st quarter. It's clear that many development and integration projects continue to remain on hold as clients contain their expenditures given the current economic environment. There was a noticeable change in AMO activity in the latter part of the 1st quarter, however. We mentioned on the call in February that customers were hesitant to sign new AMO contracts, but there was never a single uniform reason given as to why they wished to suspend their AMO plans. It always seemed to come back to the fact that they were concerned about the future, be it the economic outlook, their own company's situation, or the effects of reductions that they had made for their own internal staff.

In the end, they told us that they were either delaying or terminating the outsourcing projects under consideration. But changes have occurred in the last couple of weeks. Some of those same customers have come back to us and said that they are now more comfortable with the situation, and have asked to re-engage the process where they left off. This change in attitude leaves us optimistic as to AMO closings in the 2nd quarter of 2003.

As to our healthcare group, our business remains strong. Most of the software vendors have now released their HIPAA-ready software for transaction processes. We've been working on the integration testing that's associated with version upgrades, and believe that we'll continue to do so almost for the rest of the year.

As to Europe, demand remains weak, and we have reduced our bench substantially in 2002 and the 1st quarter of 2003. Although our bench in Europe is still higher than we'd like, we think we have reached the point that we should be able to sell our way out of any remaining access.

As to the 2nd quarter of 2003, we are forecasting revenues in the range of 65 to 67 million. There were 62 billing days in the 1st quarter of 2003, and there will be 64 billing days in the 2nd quarter of this year. Because of the greater number of billing days, and strong demand for strategic staffing and health care services, we expect that revenues will rise 2 to 5% sequentially in the 2nd quarter. Given the higher revenue forecast, we expect earnings to be in the $.02-$.04 per share range in the 2nd quarter of the year.

As to the future, we continue to remain guardedly optimistic. When we talk to CIOs, they generally indicate that they have a significant backlog of projects. Certainly, surveys of CIOs in the United States would bear this condition out. When asked if they are reducing their backlogs, most CIO's respond that they have not been able to do so, because their working or existing IT resource is to the maximum, and they have been limited on spending until their company's financial outlook improves. We believe what is internally happening is that, after limited IT spending for several years, mission-critical projects are appearing that have to be done. With current staffs already being used to the maximum, CIO's are naturally turning to staffing. That's what we would have expected, as we always believed that we would see the staffing part of the business return before we saw recovery in solutions.

Given that staffing began to come back a year ago, we remain hopeful that the solution side of the business will begin to recover as well. Even if it doesn't happen for some time, we still remain optimistic as to our future, given the progressively increasing demand that we see for staffing. Before I open the call to questions, I know you need some additional information to complete your models. At the end of the 1st quarter, our day sales outstanding stood at 67 days. Our depreciation for the 1st quarter was 942,000 and our capital expenditures were 624,000. Total employment was, at the end of the 1st quarter, 2800, approximately 85% of which were billable.

Ed Caso: Good morning, Jim. I had a question on the outsourcing of the AMO work. Can you describe a little bit about what type of projects you are seeing?

JB: They vary, but his is a good question. I can think of one or two that are in the health care area, so it's AMOs for health care. One or two are transitional outsourcing where the client may be moving over to any IT-type package, and we're taking on their legacy systems for a year or two years while they make the move over. And one or two are just traditional outsourcing, where the customer wants to save 20% and get an increase, really, in user satisfaction. So it's really the gamut. There's no doubt, though, that in the last month, I would say, we have seen a lot more AMO activity than we did in the 4th quarter. And we never really could pin down why customers got all the way almost to the altar-we got selected, even, in some cases as being the vendor of choice-and then backed out. But it's clear to us that there has been a change in customer attitude, and they're coming back to the table.

EC: You talked a little bit about the offshore factor. Are the AMOs you're focused on not worked in a offshore model, or have you had to compete with them, and what level of success you've had?

JB: We have occasionally competed with offshore. Some of the work that we're doing, I don't think, would work very well offshore. When you go offshore you've got to leave a certain number of higher-cost analysts onshore to do the specs for the offshore. So, certainly some of the AMO's would be a little bit smaller, and therefore it just doesn't work well in that model. But, on the transitional outsourcing, to run the risk of taking applications offshore, a lot of customers just don't want to do that. Transitionally outsourcing, they'd really prefer to have a lot of their existing staff maintain those. And not all customers really are ready to go offshore. And I'm not sure that-I know that currently the Indian companies and other areas of the world are touting the fact that they can do any IT work offshore. But I'm not so sure that offshore mode always works best in an AMO situation where often you need very quick response time to a particular user's need.

EC: I had a question on IBM. The work you do for IBM, is it directly for IBM?  Or is it as a sub to their IBM local services?

JB: It's both. It always has been. We support IBM internally, and we support global services, and we also support their learning group, which is another group. So, we're really into many different parts of IBM.

EC: Thank you very much.

JB: Okay. Thanks, Ed.

Michael Keller, McDonald Investment: Hi, Jim. How are you doing?

JB: Good, Mike. How are you?

MK: Pretty good. A couple of quick things. One, you know, the staffing had gone-for the 2nd quarter, I guess, has now gone faster than the sequential revenue changes. And I'm just wanting to make sure I understand the offsets that would make the overall revenues grow faster than the staffing head count. Obviously, the development and integration side is a given offset. But is there some effect of rate slip, or utilization slip, or is it just fewer days, maybe?

JB: In this quarter, it's absolutely fewer days. We had 65 days in the 4th quarter, and we only have 62 billing days in the 1st quarter. And a billing day is worth about a million dollars. So, we went up in revenues despite the fact we had 3 less days. So the biggest influence is clearly the number of days in the 1st quarter. That somewhat offsets itself in the 2nd quarter, when we have 64 days. So we pick up 2 days compared to the 3rd. We're still behind the billing days in the 4th quarter.

MK: Okay. The rate environment, then, you would characterize as pretty much flat, at least?

JB: In the 2nd quarter of last year, the rate environment definitely was weak. We were getting requests from many companies for lower rates. We have had some of that this year, but it hasn't been anywhere close to what it was in the first 6 months of 2002.

MK: Just one more thing on the AMO bookings front. I know last time, on the call, you said January and February were just a ghost town. March sounds like it might have picked up a little bit. What about April, as far as tracking?  I mean, the activity you're talking about that seems to be resurfacing, is that very recent?

JB: I would say that it picked up probably sometime in the middle part of March, and it's definitely continuing into April.

MK: Okay. And as far as these reopened negotiations, are scope and pricing, generally the same as where you left them?

JB: Yes. It's exactly the same. We're just picking up almost as if it was the next day.

MK: Just looking at the number, some of the numbers-well, first of all, turnover, head count turnover, are-you know, is it pretty much in line with history, or any change there?

JB: No. There's no change. I mean, we're back to a relatively normal month.

MK: And I noticed that the debt, the long-term debt balance, is up sequentially. What's the entry there that popped that?

JB: Well, we see it go up and down. At the end of the year is always our low point. And our year-end is between our biweekly payroll. And that can run us 5 or $6 million. At the end of March, there was a quarter ending on the same day as our biweekly payroll. So it went up. Also, at the end of the year, we often are able to get our DSO down. The DSO at the end of the year was 65 days. The DSO at the end of the 1st quarter was 67 days. So, the DSO came up a couple days. You should see the debt drop again at the end of the 2nd quarter because again, we'll be between our biweekly payroll.

MK: Okay. And finally, just-obviously, you've seen the stuff going on with Horizons and Aquent? You know, valuation at about .5 times, you know-as far as the take-out in your sector that's, I don't know, that's not the type of thing you would be looking for if that situation were to arise. But just to refresh my memory, is there a rights plan or any other takeover protection that you have in place?

JB: We have a rights plan similar to a lot of other companies, where if a person buys more than 20% of our stock then there are additional rights given to the other shareholders that allow them to buy more. Like most of the rights plans, it's really designed to stop a two-tiered takeover where somebody buys 51% of the stock with a large premium and then doesn't pay very much for the other 49%.

MK: Okay. Terrific. Thanks, Jim.

JB: Thanks, Mike,

Rick D'Auteuil, Columbia Management: Good morning.

JB: Hey, good morning, Rick. How are you?

RD: Good. Just a couple of follow-ups to things that you brought up. On the AMO business that you're seeing, is there reason to believe, because some of these are likely to be continuations of past discussions, that perhaps they worked their way through the pipeline faster?

JB: Yes. That's it absolutely. Because we've gone partway with these customers, it's not going to take the  6-month-to-a-year cycle that they normally do. I'm hopeful that you'll see us close some of them in the 2nd quarter.

RD: And then, related to the downsizing in Europe, you suggested that you think you're at a level now, with personnel there, that perhaps you can grow your way out of it from here, and you don't need to do further downsizing?  Is that-did I hear that right?

JB: Yes you did. We have been trying, most quarters, to lay off the maximum allowed under the local laws. We did more-and we're in multiple countries, obviously, so there are different rules in each one of them-but we did a little bit more in the 1st quarter than we've been doing in any other quarter for quite some time, trying to get the bench down to a more reasonable level. The bench is still at a historically high level. People are sitting on the bench in Europe longer between assignments than is normal. But, we're back, we think, to a position where we can sell the people that are on the bench. It may take us longer, and they may sit on the bench longer than normal. But we think we can sell our way out of it, and like the United States, eventually the IT market should start to come back over in Europe. And a lot of these people are good people. We want them in the long-term.

RD: What do you-can you quantify what the layoffs cost you in this quarter?

JB: It was probably $.01 or a little bit more.

RD: Okay. So, you know, on a comparable basis to the $.02 to $.04 guidance, we're kind of at $.02 without layoffs in the 2nd quarter?

JB: That is correct.

RD: At flat revenues.

JB: Yup.

RD: Okay, thank you.

JB: Okay. Thanks. I'd like to thank you for your continued support. Thank you for joining us this morning. Have a great day.